Exhibit 99.1

RESMED INC ANNOUNCES RECORD FINANCIAL RESULTS FOR

QUARTER AND SIX MONTHS ENDED DECEMBER 31, 2006

SAN DIEGO, California, February 6, 2006 - ResMed Inc (NYSE: RMD) today announced record revenue and income results for the quarter ended December 31, 2006. Revenue for the quarter was $178.4 million, a 22% increase over the quarter ended December 31, 2005. For the current quarter, pro forma income from operations and pro forma net income were $47.0 million and $33.7 million, an increase of 23% and 25%, respectively (pro forma measures exclude the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets, which are described below). Pro forma diluted earnings per share for the quarter ended December 31, 2006, were $0.43, an increase of 20%, compared to the December 31, 2005, quarter. GAAP operating income was $40.7 million for the current quarter, while net income was $29.0 million or $0.37 per diluted share. Gross margin was 62.6% for the quarter ended December 31, 2006.

Pro forma selling, general and administration (SG&A) costs for the quarter were $53.5 million, an increase of $8.2 million, or 18%, over the same period in fiscal 2006. Pro forma SG&A costs were 30% of revenue in the December quarter, compared to 31% in the same period in fiscal 2006. GAAP SG&A costs were $57.3 million for the quarter, an increase of $8.4 million or 17% over the quarter ended December 31, 2005. The increase in SG&A was primarily due to the addition of selling and administration personnel and related expenses necessary to support our sales growth.

Pro forma research and development expenditure during the quarter was $11.5 million, or approximately 6% of revenues. GAAP R&D expense during the quarter was $12.0 million or approximately 7% of revenue. GAAP R&D expenses increased 40% year over year and are expected to remain between 6% and 7% of net revenue through fiscal year 2007.

For the six months ended December 31, 2006, revenues were $342.0 million, an increase of 25% over the $273.5 million for the six months ended December 31, 2005. For the six months ended December 31, 2006, pro forma income from operations and pro forma net income were $87.6 million and $62.5 million, an increase of 28% and 31%, respectively. GAAP net income for the six months ended December 31, 2006, was $54.0 million or $0.69 per diluted share.

Amortization of acquired intangibles of $1.7 million ($1.1 million net of tax) incurred during the quarter ended December 31, 2006, consisted of amortization of acquired intangible assets associated with our acquisitions of Resprecare, Hoefner, Saime, PolarMed and Pulmomed. Stock-based compensation costs incurred during the quarter ended December 31, 2006, of $4.6 million ($3.6 million net of tax) consisted of expenses associated with stock options granted to employees and the employee stock purchase plan.

The Company is providing tabular reconciliation of GAAP operating income and GAAP net income with pro forma operating income and pro forma net income, excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets, for the three-month and six-month periods ended December 31, 2006, and December 31, 2005.

Inventory, at $141.9 million, increased by $25.7 million compared to June 2006 levels primarily to accommodate sales growth and the introduction of new products including the Adapt SV and Tango. Accounts receivable days sales outstanding, at 72 days, were marginally higher than the December 2005 levels of 70 days.

Peter C. Farrell, PhD, Chairman and Chief Executive Officer, commented, “In the second quarter of fiscal 2007, overall Americas sales for our sleep products increased by 23%; including sales from our motor division, Americas sales increased by 20% over the year ago quarter. In this regard it is noted that the ResMed motor division has significantly reduced sales of low margin non-core products to concentrate more exclusively on the supply of motors for ResMed products. Sales growth in sleep products for the Americas reflects continuing strong demand for our Swift nasal pillows system, our full-face masks and the Adapt SV, which was only launched in the previous quarter. Sales outside of the Americas totaled $84.4 million, a 24% increase over last year. Operating cash flow for the September quarter was $18 million.”

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Dr. Farrell continued, “We are pleased with the in-roads we continue to make into the cardiology and complex sleep apnea markets with the Adapt SV and we are making good progress with our Occupational Health strategy. We are also excited by the upcoming launch of the Tango into the value end of the CPAP market.”

About ResMed

ResMed is a leading manufacturer of medical equipment for the treatment and management of sleep-disordered breathing and other respiratory disorders. We are dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals for the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 2:00 p.m. U.S. Pacific Standard Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Web site at www.resmed.com or by dialing (866) 770-7120 (domestic) or +1 (617) 213-8065 (international) and entering conference I.D. No. 77662910. Please allow extra time prior to the call to visit the Web site and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 90 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing (888) 286-8010 (domestic) and +1 (617) 801-6888 (international) and entering conference I.D. No. 34006790.

Further information can be obtained by contacting Matthew Borer at ResMed Inc., San Diego, at (858) 746-2280; Brett Sandercock at ResMed Limited, Sydney, on (+61 2) 8884-2090; or by visiting the Company’s multilingual Web site at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development and new markets for the Company’s products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the U.S. Securities & Exchange Commission. Those reports are available on the Company’s Web site.

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RESMED INC AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
Net revenue	$178,428	$146,416	$342,033	$273,543
Cost of sales (A)	66,670	54,690	128,979	101,698

Gross profit	111,758	91,726	213,054	171,845

Operating expenses:
Selling, general and administrative (A)	57,336	48,894	110,780	93,574
Research and development (A)	12,028	8,588	22,883	17,013
Donation to foundation	—	255	—	255
Amortization of acquired intangible assets	1,702	1,545	3,383	3,090
Restructuring expenses	—	168	—	1,124

Total operating expenses	71,066	59,450	137,046	115,056

Income from operations	40,692	32,276	76,008	56,789

Other income (expenses), net:
Interest income (expense), net	1,486	(754)	2,983	(1,691)
Other, net	67	1,025	(507)	1,316

Total other income (expenses), net	1,553	271	2,476	(375)

Income before income taxes	42,245	32,547	78,484	56,414
Income taxes	13,250	10,233	24,490	17,658

Net income	$28,995	$22,314	$53,994	$38,756

Basic earnings per share	$0.38	$0.31	$0.71	$0.55
Diluted earnings per share (1)	$0.37	$0.30	$0.69	$0.53
Pro forma diluted earnings per share excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangibles (1) & (2)	$0.43	$0.36	$0.79	$0.64
Basic shares outstanding	76,358	70,922	76,300	70,623
Diluted shares outstanding (1)	78,142	77,183	78,271	76,716
(A) Includes stock-based compensation costs as follows:
Cost of sales	$285	$213	$591	$213
Selling, general and administrative	3,787	3,576	6,657	6,451
Research and development	543	533	991	1,049

Total stock-based compensation costs	$4,615	$4,322	$8,239	$7,713

(1)	See reconciliation of Basic and Diluted Earning per Share in table at end of press release.
(2)	See reconciliation of non-GAAP financial measures in table at end of press release.

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RESMED INC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(In US$ thousands except share and per share data)

	December 31, 2006	June 30, 2006

ASSETS
Current assets:
Cash and cash equivalents	$232,668	$219,544
Marketable securities - available for sale	21,950	—
Accounts receivable, net	143,596	138,147
Inventories	141,876	116,194
Deferred income taxes	35,492	26,636
Prepaid expenses and other current assets	15,326	9,763

Total current assets	590,908	510,284

Property, plant and equipment, net	282,283	245,376
Goodwill	202,311	195,612
Other intangibles	48,000	48,897
Other assets	8,840	7,052

Total Non current assets	541,434	496,937

Total assets	$1,132,342	$1,007,221

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,485	$45,045
Accrued expenses	46,363	40,901
Deferred revenue	17,633	15,344
Income taxes payable	15,766	22,841
Current portion of long-term debt	38,424	4,869

Total current liabilities	163,671	129,000

Non Current Liabilities:
Deferred income taxes	10,629	12,377
Deferred Revenue	12,098	11,484
Long-term debt	95,124	116,212

Total non-current liabilities	117,851	140,073

Total liabilities	281,522	269,073

Stockholders’ Equity:
Common Stock	307	303
Additional paid-in capital	386,616	353,464
Retained earnings	424,646	370,652
Treasury stock	(41,405)	(41,405)
Accumulated other comprehensive income	80,656	55,134

Total stockholders’ equity	850,820	738,148

Total liabilities and stockholders’ equity	$1,132,342	$1,007,221

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Reconciliation of Non-GAAP Financial Measures (Unaudited)

(Dollars in thousands except per share amounts)

In managing its business, ResMed makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations. The measure, “pro forma operating income” is reconciled with GAAP operating income in the table below:

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
GAAP operating income	$40,692	$32,276	$76,008	$56,789
Stock-based compensation costs	4,615	4,322	8,239	7,713
Restructuring expenses	—	168	—	1,124
Amortization of acquired intangible assets	1,702	1,545	3,383	3,090
Pro forma operating income (excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets)	$47,009	$38,311	$87,630	$68,716

The measure, “pro forma net income” is reconciled with GAAP net income in the table below:

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
GAAP net income	$28,995	$22,314	$53,994	$38,756
Stock-based compensation costs, net of tax	3,579	3,429	6,294	6,041
Restructuring expenses, net of tax	—	108	—	718
Amortization of acquired intangible assets, net of tax	1,126	1,018	2,238	2,035
Pro forma net income (excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets)	$33,700	$26,869	$62,526	$47,550

ResMed believes that presenting diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets is an additional measure of performance that investors can use to compare operating results between reporting periods. In addition, the events giving rise to the restructuring expenses are not associated with the Company’s normal operating business and are expected to result in future market opportunities, cost savings, and other benefits.

Management of the Company uses non-GAAP information internally in planning, forecasting, and evaluating the Company’s results of operations in the current period and in comparing it to past periods. The Company also uses these non-GAAP measures in evaluating management performance for compensation purposes. Management believes that this information also provides investors better insight in evaluating the Company’s earnings performance from core operations and provides consistency in financial reporting.

Management believes disclosure of non-GAAP earnings has economic substance because the excluded expenses represent non-cash expenditures, or relate to transactions that are variable in nature between reporting periods. Our use of non-GAAP earnings is intended to supplement, and not to replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP. We compensate for the inherent limitations of non-GAAP measures by not relying exclusively on non-GAAP measures, but rather by using such information to supplement GAAP financial measures.

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Reconciliation of Basic and Diluted Earnings per Share (Unaudited)

(Dollars in thousands except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
Numerator:

Net Income	$28,995	$22,314	$53,994	$38,756

Adjustment for interest and deferred borrowing costs, net of income tax effect (1)	—	839	—	1,660

Net income, used in calculating diluted earnings per share	28,995	23,153	53,994	40,416

Adjustment for stock-based compensation costs	3,579	3,429	6,294	6,041

Adjustment for restructuring expenses	—	108	—	718

Adjustment for Amortization of acquired intangible assets	1,126	1,018	2,238	2,035

Pro forma net income, used in calculating diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets	$33,700	$27,708	$62,526	$49,210

Denominator:

Basic weighted-average common shares outstanding	76,358	70,922	76,300	70,623

Effect of dilutive securities:

Stock options	1,784	2,524	1,971	2,356

Convertible subordinated notes (1)	—	3,737	—	3,737

Diluted potential common shares	1,784	6,261	1,971	6,093

Diluted weighted average shares	78,142	77,183	78,271	76,716

Increase in diluted weighted average shares:

Stock option adjustment due to the impact of SFAS 123(R)	681	381	601	415

Pro forma diluted weighted average shares, excluding the impact of SFAS 123(R)	78,823	77,564	78,872	77,131

Basic earnings per share	$0.38	$0.31	$0.71	$0.55

Diluted earnings per share	$0.37	$0.30	$0.69	$0.53

Pro forma diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets	$0.43	$0.36	$0.79	$0.64

(1)

Diluted earnings per share has been calculated after adjusting the numerator (net income) for the effect of assumed conversion of our convertible notes for the three months ended December 31, 2006 by $Nil (2005: $839,000) and for the six months ended December 31, 2006 by $Nil (2005: $1,660,000).

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